Exhibit 5.1

910 Louisiana Street Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

July 31, 2026

CenterPoint Energy, Inc. 1111 Louisiana Street Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to CenterPoint Energy, Inc., a Texas corporation (the “Company”), in connection with the proposed offering and sale of $700,000,000 aggregate principal amount of the Company’s 6.400% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, Series E, due 2058 (the “Notes”), pursuant to (a) the Registration Statement on Form S-3 (Registration Nos. 333-295924, 333-295924-01 and 333-295924-02) (the “Registration Statement”), which was filed by the Company, CenterPoint Energy Houston Electric, LLC and CenterPoint Energy Resources Corp. with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 15, 2026, and (b) the related prospectus of the Company dated May 15, 2026, as supplemented by the prospectus supplement of the Company relating to the sale of the Notes dated July 30, 2026 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Notes are to be issued pursuant to the Junior Subordinated Indenture, dated as of August 14, 2024 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 4 thereto, to be dated as of August 3, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In our capacity as your counsel in connection with the matter referred to above and as a basis for the opinion hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of: (i) the Amended and Restated Certificate of Formation of the Company and the Fifth Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Underwriting Agreement, dated July 30, 2026 (the “Underwriting Agreement”), by and among the Company and the Underwriters named in Schedule I thereto (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Base Indenture and the form of Supplemental Indenture No. 4, as filed as an exhibit to the Form 8-K; and (v) corporate records of the Company, including certain resolutions of the board of directors of the Company, as furnished to us by you, certificates of governmental and public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or advisable for purposes of the opinion hereinafter expressed. In giving the opinion set forth below, we have relied, to the extent we deemed appropriate without independent investigation or verification, upon certificates, statements or other representations of officers or other authorized representatives of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In giving the opinion set forth below, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true, correct and complete copies of the originals thereof and all information submitted to us is accurate and complete.

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On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes will, when duly executed, issued and delivered by the Company in accordance with the terms of the Indenture, authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.

The opinion set forth above in this opinion letter is limited in all respects to matters of the laws of the State of Texas, applicable federal law of the United States and the contract law of the State of New York as in effect on the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.